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                                                                   Exhibit 2.2

                               List of Exhibits
                           Omitted from Exhibit 2.1,
                      Agreement and Plan of Reorganization

1. Exhibit A, United Cities Gas Company Disclosure Schedule, containing information regarding United Cities' subsidiaries, capitalization, required consents, debt instruments, compliance with laws and agreements, environmental matters, material contracts, litigation, liens and encumbrances on assets, taxes, employee benefit plans, labor matters, and other matters.

2. Exhibit B, Atmos Energy Corporation Disclosure Schedule, containing information regarding Atmos' capitalization, required consents, debt instruments, material contracts, litigation, liens and encumbrances on assets, employee benefit plans, and other matters.

3. Exhibit C-1, Form of Employment Agreement to be entered into by and between Atmos and James B. Ford

4. Exhibit C-2, Form of Employment Agreement to be entered into by and between Atmos and Thomas R. Blose

5. Exhibit C-3, Form of Employment Agreement to be entered into by and between Atmos and Gene C. Koonce

     Atmos Energy Corporation agrees to furnish supplementally to the Commission upon request a copy of any omitted exhibit.